Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-107537 pertaining to the Orthofix International N.V. Staff Share Option Plan and Orthofix Inc. Employee Stock Purchase Plan, on Form S-8 Nos. 333-5932 and 333-68700 pertaining to the Orthofix International N.V. Staff Share Option Plan, on Form S-8 pertaining to the Performance Accelerated Stock Options Agreements with Certain Officers and on Form S-8 No. 333-123353 pertaining to the Orthofix International N.V. 2004 Long-Term Incentive Plan of our reports dated March 14, 2006, with respect to the consolidated financial statements and financial statement schedules of Orthofix International N.V., Orthofix International N.V. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Orthofix International N.V., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Charlotte, North Carolina
March 14, 2007